SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

This Sub-Advisory Agreement (“Agreement”) is made as of May 15, 2012, by and among Neuberger Berman Management LLC, a Delaware limited liability company (“Manager”), NB Alternative Investment Management LLC, a Delaware limited liability company (“Adviser” and together with the Manager, the “NB Parties”) and Levin Capital Strategies, L.P., a Delaware limited partnership (“Sub-Adviser”).

WITNESSETH:

WHEREAS, Neuberger Berman Alternative Funds, a Delaware statutory trust (“Trust”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company and has established one or more separate series of shares (“Series or “Fund”) with each Series having its own assets and investment policies; and

WHEREAS, Trust has retained Manager to provide investment advisory and administrative services to certain of the Series of the Trust pursuant to a Management Agreement dated December 29, 2010, which agreement specifically provides for the retention of sub-advisers to provide the investment advisory services described therein; and

WHEREAS, Manager has retained Adviser to provide certain investment advisory service to certain of the Series of the Trust pursuant to an Investment Advisory Agreement dated May 15, 2012, which agreement provides that Adviser is responsible for the selection and monitoring of sub-advisers for certain Series; and

WHEREAS, NB Parties desire to retain Sub-Adviser to furnish investment advisory and portfolio management services to such portion of the assets of each Series listed in Schedule A attached hereto as is allocated to Sub-Adviser from time to time by the Adviser and to such portion of the assets of such other Series of Trust hereinafter established as agreed to from time to time by the parties (“Allocated Portion”), evidenced by an addendum to Schedule A (hereinafter the term “Series” shall refer to each Series which is subject to this Agreement), and the Sub-Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.  SERVICES AND RESPONSIBILITIES OF THE SUB-ADVISER

1.1  INVESTMENT MANAGEMENT SERVICES. The Sub-Adviser shall act as an investment sub-adviser to each Series and, as such, shall (i) obtain and evaluate such relevant information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the Allocated

Portion of the Series in a manner consistent with its investment objectives, policies and restrictions of the Series, as set forth in the registration statement of Trust filed with the Securities and Exchange Commission (“SEC”), as the same may from time to time be amended (“Registration Statement”), and the investment guidelines as provided to Subadviser, and (iii) determine from time to time securities and other investments to be purchased, sold, retained or borrowed by the Allocated Portion, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected.  The Sub-Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer or bank (“Brokers”) selected by the Sub-Adviser or with a futures commission merchant designated in writing delivered to the Sub-Adviser by the Manager from time to time.  Any direction to the Sub-Adviser to use a particular futures commission merchant modifies the Sub-Adviser’s obligations with respect to its duty to seek best execution described herein.  Manager agrees to provide reasonable advance notice in writing to the Sub-Adviser of any changes in the investment objectives, policies or restrictions of the Series and of any changes in the investment guidelines and, in the absence of such notice, the Sub-Adviser shall have no responsibility for compliance therewith.  Manager further agrees to provide the Sub-Adviser copies of each amendment of the Registration Statement that includes the Prospectus or the Statement of Additional Information (“SAI”) of the Series upon the filing thereof with the SEC. The Sub-Adviser will select Brokers to effect portfolio transactions subject to the conditions set forth herein. The Sub-Adviser will place all necessary orders with Brokers and will negotiate brokerage commissions, if applicable. The Sub-Adviser is directed at all times to seek executions of transactions for the Allocated Portion (i) in accordance with such written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time or (ii) as described in the Series’s Prospectus and SAI.  Manager agrees to provide reasonable advance notice in writing to the Sub-Adviser of any changes in the polices, practices or procedures relating to portfolio transaction and, in the absence of such notice, the Sub-Adviser shall have no responsibility for compliance therewith. In placing any orders for the purchase or sale of investments for the Series, the Sub-Adviser shall seek to obtain “best execution”, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will portfolio securities be purchased from or sold to the Manager, Adviser or the Sub-Adviser, or any of their affiliated persons, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Series.

The Sub-Adviser agrees that it will not execute any portfolio transactions for the Allocated Portion with a Broker which is (i) an affiliated person of the Series, including the Manager, Adviser or any sub-adviser for the Series; (ii) a principal underwriter of the shares of a Series; or (iii) an affiliated person of such an affiliated person or principal underwriter (collectively, “Affiliated Brokers”), unless such transactions are (x) exempt under Rules 10f-3(b) or 17a-10, (y) executed in accordance with Rule 17e-1 of the 1940 Act and the Rule 17e-1 procedures of the Series, as adopted in accordance with Rule 17e-1 or (z)executed in accordance with Rule 10f-3(c) of the 1940 Act and the Rule 10f-3(c) procedures of the Series, as adopted in accordance with Rule 10f-3. The Manager agrees that it will provide the Sub-Adviser with a written list of such Affiliated Brokers to which the foregoing restrictions apply and will, from time to time, update such list as necessary. The Sub-Adviser agrees that it will provide the Manager with a written list of its affiliates that are Affiliated Brokers and will, from time to time, update such list as necessary. In addition, the Manager agrees that it will provide the Sub-Adviser with a written list of affiliates of the Manager and the Trust to which investment restrictions apply, including identification of all publicly traded issuers in which the Series may not invest (including ticker symbols) and will, from time to time, update such list as necessary.

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) cause a Series to pay a Broker that provides brokerage or research services to the Sub-Adviser an amount of commission for effecting a transaction for a Series in excess of the amount of commission another Broker would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Series or its other advisory clients. To the extent authorized by Section 28(e) and the Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to the ability of the Sub-Adviser to obtain best executions, the Board of Trustees or the Manager may direct the Sub-Adviser to effect transactions in portfolio securities for a Series through Brokers designated by the Manager in a manner that will help generate resources to pay the cost of certain expenses that such Series is required to pay or for which such Series is required to arrange payment. The Sub-Adviser shall have no responsibility to Manager or to a Series for acting pursuant to any such direction and shall be fully indemnified therefor, and Manager acknowledges that the Series may be affected adversely by any such direction to the extent that: (i) the Sub-Adviser will be unable to seek benefits for the Series that might otherwise be obtained through the aggregation of orders of the Series with orders for other clients of the Sub-Adviser; or (ii) under the policies of the Sub-Adviser, aggregated orders for clients may be placed prior to any directed brokerage orders for the Series.

On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of a Series as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate orders of the Series and such other clients for the purchase or sale of such security or other investment to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that the Sub-Adviser considers to be the fair and equitable to the Series and to its other clients over time.

The Sub-Adviser shall provide assistance to the Manager, the custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust's registration statement on Form N-1A with respect to the Series ("Registration Statement"), the value of any portfolio securities or other assets of the Allocated Portion for which the Manager, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made reasonably available to the Manager for consultation; (ii) assisting the Manager or the custodian in obtaining bids and offers or quotes from Brokers with respect to securities held by the Allocated Portion, upon the reasonable request of the Manager or custodian; (iii) upon the request of the Manager or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing such information to the Manager or the Trust upon request, with such records being deemed Trust records.

The Series hereby authorizes any entity or person associated with the Manager or the Sub-Adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Sub-Adviser shall discharge the foregoing responsibilities subject to the control of the officers and Trustees of the Trust (the "Trustees") and consistent with the investment objectives, policies and restrictions of the Series as adopted by the Trustees, and subject to such further investment limitations as the Series may from time to time impose by prior written notice to the Sub-Adviser and in compliance with applicable laws and regulations.

The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust, Series or the NB Parties in any way or otherwise be deemed an agent of the Trust, Series or the NB Parties except as expressly authorized in this Agreement or another writing by the Trust, the NB Parties and the Sub-Adviser.

1.2  ADMINISTRATIVE SERVICES.  The Sub-Adviser shall:

1.2.1 BOOKS AND RECORDS. Assure that such records required to be maintained and preserved with respect to transactions by the Series pursuant to paragraphs (b)(5), (b)(6), (b)(9), (b)(10) and (f) of Rule 30a-1 under the 1940 Act for the Allocated Portion, in each case solely with respect to transactions for the Allocated Portion and services rendered to the Allocated Portion by the Sub-Adviser.

1.2.2 REPORTS AND FILINGS. Provide reasonable assistance as needed in the preparation of (but not pay for) all periodic reports by Trust or the Series to shareholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws. Sub-Adviser shall review draft reports to shareholders, Registration Statements or portions thereof that relate to the Series or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents.  Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities held for the account of the Series that is advised by Sub-Adviser.  Manager shall provide Sub-Adviser drafts of all such documents reasonably in advance of any date by which such documents require comments and/or are required to be reviewed, certified, sub-certified, prepared and/or filed, as applicable.

1.2.3 REPORTS TO THE MANAGER, THE ADVISER AND THE BOARD OF TRUSTEES. Prepare and furnish to Manager, Adviser and/or the Trust’s Board of Trustees (the “Board” or the “Trustees”) such reports, statistical data and other information in such form and at such intervals as Manager, Adviser and/or the Board may reasonably request. Sub-Adviser shall also make available to the Manager, Adviser and the Board at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Manager, Adviser and Sub-Adviser, either in person or, at the mutual convenience of the Manager, Adviser, the Board and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Series.

1.2.4 NOTIFICATIONS AND CERTIFICATIONS TO MANAGER.  The Sub-Adviser shall:

(i) Promptly notify the NB Parties in the event that the Sub-Adviser becomes aware that the Sub-Adviser: (a) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (b) fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (c) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (d) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority, involving the affairs of the Trust, the Sub-Adviser, or the NB Parties relating to services provided to the Trust; or (e) is involved in any pending litigation or administrative proceeding brought against the Sub-Adviser or any of its management persons (as defined in Rule 206(4)-4 under the Advisers Act).  The Sub-Adviser further agrees to notify the NB Parties promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement, but that is required to be disclosed therein, and of any statement contained therein respecting or relating to the Sub-Adviser that becomes untrue in any material respect. The Sub-Adviser will notify the NB Parties if its chief executive officer or any member of its portfolio management team for the Series named in the Registration Statement changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and

Advisers Act, respectively, in both cases either prior to or immediately after such event. The Sub-Adviser will promptly notify the NB Parties of any change in the Sub-Adviser’s financial condition which would impact its abilities to perform its duties hereunder and of any reduction in the amount of the stated coverage under the Sub-Adviser's errors and omissions or professional liability insurance coverage;

(ii) Provide the NB Parties, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Board may reasonably request from time to time in order to assist in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Registration Statement or Form N-CSRs and Form N-Qs of the Trust;

(iii) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Portion and the Sub-Adviser’s provision of portfolio management services hereunder), Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 under the 1940 Act. Specifically, the Sub-Adviser agrees to (a) certify periodically, upon the reasonable request of the Trust, that with respect to the management of the Allocated Portion and the Sub-Adviser’s provision of portfolio management services hereunder, such management and services have been rendered in compliance with all applicable “federal securities laws”, as defined by Rule 38a-l under the 1940 Act and Rule 206(4)-7 under the Advisers Act; (b) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls; (c) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its chief compliance officer (or his/her designee); (d) upon request, provide the Trust’s chief compliance officer with periodic reports as he or she may reasonably request; and (e) promptly provide notice of any material compliance matters; and

(iv) Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, provide the NB Parties with a certification from the president, chief operating officer or a vice-president of the Sub-Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the NB Parties, the Sub-Adviser shall provide the NB Parties, their employees or agents with such information relating to compliance by the Sub-Adviser and its personnel with Rule 17j-1 as applicable to the Trust and the procedures of the Sub-Adviser relating thereto as may reasonably be necessary for the Manager to monitor such compliance.

1.2.4 OTHER SERVICES.  The Sub-Adviser shall perform such other functions of management and supervision as may be reasonably requested by the NB Parties and agreed to by the Sub-Adviser.

2.  REPRESENTATIONS

2.1 REPRESENTATIONS OF THE SUB-ADVISER. The Sub-Adviser represents warrants and agrees that:

(i)  It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii) It has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Adviser and the Trust with a copy of such Code of Ethics and any amendments thereto;

(iv) It has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers, and agents, and has adopted and implemented written policies and procedures which are reasonably designed to prevent violations of the “federal securities laws,” as defined by Rule 38a-1 under the 1940 Act, with respect to services provided by the Sub-Adviser pursuant to this Agreement (“Compliance Procedures”), and the Manager has been provided a copy of a summary of the Compliance Procedures and any amendments thereto;

(v) It has delivered to the NB Parties copies of its Form ADV as most recently filed with the SEC and will provide the Manager with a copy of any future filings of Form ADV or any amendments thereto;

(vi) It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Manager of the occurrence of any event of which the Sub-Adviser has knowledge that would disqualify the Sub-Adviser from serving as an investment adviser to the Series pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(vii) It shall use no material, non-public information concerning portfolio companies that may be in or come into its possession or, to the knowledge of the Sub-Adviser, the possession of any of its affiliates or employees, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Series; and

(viii) It maintains what it believes in its sole judgement to be an appropriate level of errors and omissions or professional liability insurance coverage, from an insurance company. that has a minimum credit rating of A- from at least one national recognized credit rating agency at the time the policy is obtained or renewed.

2.2 REPRESENTATIONS OF THE NB PARTIES. The NB Parties each represent warrant and agree that:

(i) It has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement; and

(ii) It is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii) It has delivered to the Sub-Adviser copies of the Registration Statement as most recently filed with the SEC and will provide the Sub-Adviser with a copy of all amendments and supplements thereto relating to the Series;

(iv) This Agreement has been duly approved by the Trust and the Board in accordance with all applicable requirements of the 1940 Act.

3.  ADVISORY FEE

3.1  FEE. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Sub-Adviser under this Agreement, Manager shall pay the Sub-Adviser a fee with respect to each Series computed at the applicable annual percentage rate set forth in Schedule B to this Agreement.

3.2  COMPUTATION AND PAYMENT OF FEE. The advisory fee shall accrue on each calendar day, and shall be payable within 30 days of the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31). The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule B hereto), and multiplying this product by the net assets of the Series, determined in the manner established by the Trustees, as of the close of business on the last preceding business day on which the Series'' net asset value was determined.  In the event that with respect to a Series this Agreement becomes effective after the beginning of a calendar quarter or terminates prior to the end of a calendar quarter, the advisory fee payable by such Series for such quarter shall be pro rated based upon the number of days in such quarter for which this Agreement was effective bears to the total number of days in such quarter. In computing the advisory fee, the value of the net assets of a Series shall be determined in accordance with the valuation policies and procedures of the Trust applicable to such Series.

3.3  EXPENSES .  During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its providing of services under this Agreement.  The Sub-Adviser shall not be responsible, however, for any investment-related expenses of the Series (including, but not limited to, the cost of securities and other investments purchased by the Series, transaction-related expenses such as brokerage commissions or any fees or charges associated with transactions), taxes, interest or any other expenses of the Series. The Sub-Adviser shall be responsible for all reasonable costs associated with any special meetings of the Trustees convened for the primary benefit of the Sub-Adviser (including, but not limited to, legal fees).

4.  OWNERSHIP AND HOLDING PERIOD OF RECORDS

All records required to be maintained and preserved by the Series pursuant to the rules or regulations under Section 31(a) of the 1940 Act that are maintained and preserved by the Sub-Adviser in accordance with Section 1.2.1 of this Agreement (other than the records specified by paragraph (f) of Rule 31a-1) are the property of the Series and shall be surrendered by the Sub-Adviser promptly on request by the Series or the NB Parties; provided, that the Sub-Adviser may at its own expense make and retain copies of any such records. The Sub-Adviser agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it is required to maintain pursuant to Section 1.2.1 of this Agreement.

5.  TRANSACTIONS AND CUSTODY

All transactions for the Series will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from the Allocated Portion, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall advise the Custodian and confirm in writing to the Trust, to the NB Parties and any other designated agent of the Trust, including the Trust’s Administrator, all investment orders for the Allocated Portion placed by it with Brokers. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the NB Parties. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser.

6.  REPORTS TO SUB-ADVISER

NB Parties shall furnish or otherwise make available to the Sub-Adviser such copies of the Registration Statement, financial statements, proxy statements, reports, and other information relating to the Series’’ business and affairs as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.  CONFIDENTIALITY

Sub-Adviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement as reasonably required to provide services pursuant to this Agreement, or upon express and written authorization by the Manager or Trust, and will otherwise: (i) keep confidential any non-public information obtained directly as a result of this service relationship, and (ii) disclose such non-public information only if the NB Parties or the Board has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Sub-Adviser or has been disclosed, directly or indirectly, by the Manager, Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Sub-Adviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Sub-Adviser shall not disclose information regarding the trading history, portfolio holdings, performance information of the Allocated Portion to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings and/or as required by applicable law or regulation. Notwithstanding the foregoing, the Sub-Adviser may disclose the total return earned by the Allocated Portion and may include such total return in its calculation of composite performance information.

Sub-Adviser may not consult with any other sub-adviser of the Series concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, in any manner that would violate Section 7 hereof or that would violate applicable law.

8.  SERVICES TO OTHER CLIENTS

The Sub-Adviser represents and warrants that in no event shall it enter into an agreement after the date hereof to manage assets of any other investment company registered under the 1940 Act in substantially the same investment strategy used in managing the Allocated Portion for a period of one-year from the date the Fund commences investment operations.

The Manager acknowledges receipt of Part 2 of Form ADV of the Sub-Adviser (the “ADV”), on or before the date of this Agreement.

9. PROXY VOTING

The Sub-Adviser shall: vote all proxies solicited by or with respect to the issuers of securities in which the assets of the Allocated Portion may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Series in respect of the Allocated Portion; and provide information to the Trust, Manager or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 under the 1940 Act.

10. USE OF NAMES AND LOGOS

The Sub-Adviser hereby consents to the use of its name and the names of its affiliates in the Trust’s disclosure documents, shareholder communications, advertising, sales literature and similar communications. The Sub-Adviser shall not use the name or any tradename, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Series or any of their affiliates in its marketing materials unless it first receives prior written approval of the Manager. It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) as appropriate and to the extent that continued use is not required by applicable laws, rules and regulations.

11.      LIMITATION OF LIABILITY; INDEMNIFICATION

Neither the Sub-Adviser nor any partner, officer or employee of the Sub-Adviser performing services for the Series in connection with the Sub-Adviser’’s discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the NB Parties or a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Adviser against any liability to Trust or a Series or its shareholders to which the Sub-Adviser would otherwise be subject by reason of (i) the Sub-Adviser’’s willful misfeasance, bad faith or gross negligence, or the Sub-Adviser’’s reckless disregard of its obligations and duties under this Agreement, or (ii) any untrue statement of a material fact pertaining to the Sub-Adviser contained in the Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements or sales literature or the omission to state therein a material fact pertaining to the Sub-Adviser which was required to be stated therein or necessary to make the statements regarding the Sub-Adviser therein not misleading, but only if and to the extent such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Sub-Adviser or any director, officer, agent or employee of the Sub-Adviser specifically for use in such document.

The Sub-Adviser agrees to indemnify and hold harmless the Trust and the NB Parties and its affiliates and each of their directors, officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the NB Parties or its affiliates or such directors, officers, agents or employees are subject, which are caused by Sub-Adviser’s disabling conduct as provided in (i) and (ii) of the above paragraph; provided, however, that in no case shall Sub-Adviser be required to indemnify any such person against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

The Sub-Adviser shall not be liable to the NB Parties, their officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the NB Parties or any other sub-adviser to the Series or (ii) acts of the Sub-Adviser which result from or are based upon acts or directions of the NB Parties or the Trust (or any of their agents) or information provided by the NB Parties or the Trust (or any of their agents), including, but not limited to, a failure of the NB Parties or the Trust to provide accurate and current information with respect to any records maintained by NB Parties or any other sub-adviser to the Series, which records are not also maintained by the Sub-Adviser or, to the extent such records relate to the portion of the assets managed by the Sub-Adviser, otherwise available to the Sub-Adviser upon reasonable request. The NB Parties and Sub-Adviser each agree that the Sub-Adviser shall manage the Allocated Portion and comply with subsections (a) and (b) of Section 1 of this Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Series and qualifications of the Series as a regulated investment company under the Code) as if the Allocated Portion were a separate operating portfolio of the Trust and without regard to any other holdings, transactions, income of the Series. The NB Parties shall indemnify the Sub-Adviser from any and all losses, claims, damages, liabilities or litigation (including reasonable legal fees and other expenses) arising from the conduct of the NB Parties, the Trust or the Series.

After receipt by the NB Parties or Sub-Adviser or any party entitled to be indemnified under this Agreement (the “Indemnified Party”) of notice of commencement of any action if a claim in respect thereof is to be made against any person obligated to provide indemnification pursuant to this Agreement (the “Indemnifying Party”), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information of the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this Agreement except to the extent that the failure to provide such notice results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give such notice.  The Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding.  In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party against any loss or liability by reason of such settlement of judgment to the extent provided by this Agreement.

12.  TERM OF AGREEMENT

The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on that date and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 31, 2013. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through the second October 31 following the date of such execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, that each such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees and that, in either event, such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that neither party hereto shall have notified the other party in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it is thereby giving prior written notice of termination of this Agreement. The Sub-Adviser shall furnish to the NB Parties, promptly upon their request, such information as the Board deems reasonably necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13.  AMENDMENT OR ASSIGNMENT OF AGREEMENT

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless approved on behalf of any Series by the Board and by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto in such manner as may be required by the 1940 Act, and (ii) as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

14.  TERMINATION OF AGREEMENT

This Agreement may be terminated at any time with respect to any Series by a vote of a majority of Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, voting separately from any other series of the Trust, or by the NB Parties, without the payment of any penalty, on not less than 30 nor more than sixty (60) days’’ prior written notice to the Sub-Adviser. This Agreement shall terminate automatically and immediately with respect to a Series if the Management Agreement between the Trust and Manager terminates with respect to that Series.  This Agreement may be terminated by the Sub-Adviser at any time, without the payment of any penalty, on not less than sixty (60) days’ prior written notice to the NB Parties and the Trust.  The termination of this Agreement with respect to any Series or the addition of any Series to Schedule A hereto (in the manner required by the 1940 Act) shall not affect the continued effectiveness of this Agreement with respect to each other Series subject hereto. Provisions of this Agreement relating to indemnification shall survive any termination of this Agreement.

15.  INTERPRETATION AND DEFINITION OF TERMS

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of or term used in this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision or term shall be deemed to incorporate the effect of such rule, regulation or order.

16.  CHOICE OF LAW

This Agreement is made and to be principally performed in the State of New York and, except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

17.  CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

18.  EXECUTION IN COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

NEUBERGER BERMAN MANAGEMENT LLC

/s/ Maxine L. Gerson
Name:	Maxine L. Gerson
Title:	Managing Director

NB ALTERNATIVE INVESTMENT MANAGEMENT, LLC

/s/ Tia Lowe
Name:	Tia Lowe
Title:	Chief Operating Officer

LEVIN CAPITAL STRATEGIES, L.P.

/s/ Glenn A. Aigen
Name:	Glenn A. Aigen
Title:	President

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Berman Absolute Return Multi-Manager Fund

Date: May 15, 2012

 SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS

SCHEDULE B

RATE OF COMPENSATION

SERIES	ANNUAL PERCENTAGE RATE OF COMPENSATION BASED ON EACH SERIES’S AVERAGE DAILY NET ASSETS OF THE ALLOCATED PORTION
Neuberger Berman Absolute Return Multi-Manager Fund

Date:  May 15, 2012